Exhibit 99.1

       1-800-FLOWERS.COM(R) Reports Fiscal 2006 Fourth Quarter
                         And Full Year Results

    CARLE PLACE, N.Y.--(BUSINESS WIRE)--Aug. 10, 2006--
1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS):

    Fiscal 2006 Fourth Quarter Highlights:

    -- Total revenues increased by 13.4 percent, or $25 million, to $211.1 million.

    -- Online revenues grew 14.6 percent, or $15.9 million, to $124.4 million.

    -- GAAP net income for the quarter was $1.0 million, or $0.02 per diluted share. Pro forma net income, excluding the effect of stock-based compensation, was $2.0 million, or $0.03 per share, compared with $3.9 million, or $0.06 per share, in the prior year period.

    Fiscal 2006 Full Year Highlights:

    -- Total revenues increased 16.6 percent, or $111.1 million, to $781.7 million.

    -- Online revenues grew 19.2 percent, or $69.4 million, to $430.3 million.

    -- GAAP net income for the full year was $3.2 million, or $0.05 per share. Pro forma net income, excluding the effect of stock-based compensation, was $6.4 million, or $0.10 per share, compared with $7.8 million, or $0.12 per share, in the prior year.

    1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), a leading florist and multi-channel retailer of thoughtful gifts for all occasions, today reported record revenues of $211.1 million for its fiscal fourth quarter ended July 2, 2006, representing an increase of 13.4 percent or $25 million, compared with revenues of $186.1 million in the prior-year period. This growth was driven by online revenues, which increased 14.6 percent, or $15.9 million, to $124.4 million while telephonic revenues during the period increased slightly to $60.7 million. Also contributing to the revenue growth for the quarter was the Company's retail and fulfillment operations, which increased 51 percent to $26.1 million attributed primarily to the acquisition of Fannie May Confections Brands, Inc. and the continued growth of the Bloomnet business.
    During the fiscal fourth quarter, the Company attracted 887,000 new customers, 70 percent of whom, or 624,000, came to the Company online. These customers were attracted to the Company's market leadership in the floral gift category with its "Your Florist of Choice" marketing message, as well as its expanded specialty brands businesses, including its growing food, wine and gift basket offerings. More than two million customers placed orders during the period of which 58 percent were repeat customers. This reflects the Company's ongoing focus on deepening the relationships it has with its existing customers through convenient multi-channel access as well as the products and services that make it easier for them to connect with the people who are important in their lives.
    During the quarter, gross margin was flat at 40 percent compared with the prior-year period. Operating expenses for the period, including the impact of stock-based compensation, increased 200 basis points to 38.7 percent of total net revenues compared with 36.7 percent in the prior year period. The Company attributed the increase to the aforementioned impact of stock-based compensation, higher marketing spending and the operating losses associated with the seasonality of the Company's recent acquisitions.
    As a result of these factors, adjusting to exclude the effect of stock-based compensation, pro forma net income for the quarter was $2.0 million or $0.03 per diluted share compared with $3.9 million or $0.06 per share in the prior year period. The Company believes pro forma earnings provide a meaningful measure of year-to-year period comparative performance; however, its use and corresponding per share results do not lessen the importance of comparable GAAP results. (A table reconciling pro forma results to GAAP results is included in the tables attached to this release.) Including the net effect of stock-based compensation, the Company's GAAP net income for the quarter was $1.0 million or $0.02 per share.

    Fiscal 2006 Full-Year Results

    Total revenues increased 16.6 percent, or $111.1 million, to $781.7 million compared with $670.7 million in fiscal 2005. This increase was driven primarily by online revenue growth of 19.2 percent, or $69.4 million, to $430.3 million compared with $360.9 million in the prior year. Telephonic revenues increased 6.1 percent to $275.7 million compared with $259.9 million in the prior year. In addition, revenues from the Company's retail and fulfillment operations grew 51.9 percent to $75.7 million compared with $49.8 million in the prior year. This growth was attributed primarily to contributions from the Company's recent acquisitions as well as continued growth of its Bloomnet business.
    During the year, the Company attracted 3.6 million new customers compared with 3.3 million in fiscal 2005. The Company also continued to deepen its relationships with its more than 25 million customers with repeat customers representing more than 46 percent of the approximately 6.6 million customers who placed orders during the year.
    Gross profit margin for the year increased 60 basis points to 41.7 percent compared with 41.1 percent in fiscal 2005. Operating expenses as a percent of total net revenue, including the impact of stock-based compensation, increased 150 basis points to 40.8 percent compared with
39.3 percent in the prior year. This increase was related primarily to the aforementioned impact of stock-based compensation, increased marketing and selling spending, investments made in the Company's fast-growing Bloomnet business and the operating losses associated with the seasonality of the Fannie May acquisition.
    As a result of these factors, adjusting to exclude the effect of stock-based compensation, pro forma net income for the year was $6.4 million or $0.10 per diluted share compared with $7.8 million or $0.12 per share in the prior year. Including stock-based compensation, the Company's GAAP net income for fiscal 2006 was $3.2 million or $0.05 per share.
    Jim McCann, CEO of 1-800-FLOWERS.COM, said, "During the fiscal fourth quarter we achieved several important strategic objectives that position our business for significant future growth and enhanced profitability. With that said, our financial results for the period were below our expectations due to several factors. Revenue growth of more than 13 percent for the quarter, while good, was below the level that we targeted with our increased marketing programs. In addition, gross margin did not improve as we had planned and therefore was insufficient to offset the increase in marketing spending.
    "Also impacting the quarter's results were the costs associated with the Fannie May acquisition, including operating losses related to the seasonality of its business. We are very focused on improving our bottom-line performance. Toward this end we have put in place a number of initiatives specifically designed to enhance gross margin and reduce operating costs this year and beyond.
    McCann said that among the positive strategic achievements during the quarter and full year, the two most important were the acquisition of the Fannie May Confections business and the continued strong growth of the Bloomnet business. "The Fannie May acquisition significantly expands our position in the Food, Wine and Gift Basket category where we are rapidly becoming a market leader. Along with its history of customer loyalty, Fannie May offers excellent growth opportunities through the leveraging of our assets and capabilities in the online and direct marketing space as well as into our Bloomnet florist network. Combined with its strong operating margins, we expect Fannie May to contribute significantly to our overall bottom-line results in fiscal 2007 and beyond," said McCann.
    "With the investment phase of our Bloomnet roll-out behind us now, we are beginning to see a growing contribution from this business. Illustrating the positive response Bloomnet has received within the florist community, we recently shipped out our fourth and, by far, largest directory including thousands of pages of listings and advertisements. Bloomnet now includes more than 9,000 florist members. As we've stated in the past, in growing Bloomnet we are committed to maintaining our industry-highest quality standards for our customers while providing our florist members with the products and services that they need to grow their businesses and enhance their profitability," he added.
    McCann noted that as the Company evolves its business - in particular reflecting the growth of its Bloomnet and Food, Wine and Gift Basket businesses - it is changing the way it will report its results. To enhance the visibility of the growth and profit characteristics of its different business categories, the Company will provide results for its Consumer Floral, Bloomnet, Home & Children's Gifts, and Food, Wine and Gift Baskets businesses. For each of these categories, the Company will provide revenues, gross profit margin and contribution margin (excluding corporate allocation). This new reporting format will begin with the release of its fiscal 2007 first quarter results scheduled for October 2006.
    In addition, the Company is changing the way it will provide guidance. Going forward the Company will provide three-year growth objectives for both revenue and profitability. However, because the current fiscal year will include the first significant contributions from its Bloomnet operations and the Fannie May business, it is providing the following guidance for fiscal 2007:

    Company Guidance:

    For fiscal year 2007 the Company anticipates achieving:

    -- Revenue growth, including incremental contributions from its recent acquisitions, in a range of 17-to-20 percent.

    -- EBITDA (earnings before interest, taxes, depreciation and amortization) and EPS growth of more than 100 percent.

    Quarterly revenues will be in the following ranges:

    --  Q1 = 13-to-15 percent of total revenues

    --  Q2 = 36-to-38 percent of total revenues

    --  Q3 = 22-to-24 percent of total revenues

    --  Q4 = 24-to-26 percent of total revenues

    -- Longer term, for fiscal years 2008 through 2009, the Company anticipates achieving the following compound annual growth rates:

    --  Revenue in a range of 7-10 percent, and

    --  EBITDA and EPS in a range of 20-to-25 percent

    About 1-800-FLOWERS.COM(R)

    For more than 30 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choice(SM)" - has been providing customers around the world with the freshest flowers and finest selection of plants, gift baskets, gourmet foods and confections, and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped from our growers to your door fresh. Customers can shop 1-800-FLOWERS.COM 24 hours a day, 7 days a week via the phone or Internet (1-800-356-9377 or www.1800flowers.com) or by visiting a Company-operated or franchised store. Sales and Service Specialists are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness is guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com); popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or wwwcherylandco.com); premium chocolates and confections from Fannie May Confections Brands(R) (www.fanniemay.com and www.harrylondon.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); children's gifts from HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com); wine gifts from the WineTasting Network(R) (www.ambrosiawine.com and www.winetasting.com); and gift baskets from 1-800-BASKETS.COM(R) (www.1800baskets.com). 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.

    Special Note Regarding Forward-Looking Statements:

    The statements in this press release regarding current and future expectations involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve its revenue and profitability growth guidance for fiscal years 2007-2009; its ability to reduce costs and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

    Conference Call:

    The Company will conduct a conference call to discuss the attached financial results on Thursday, August 10th at 11:00 a.m. ET. The call will be "webcast" live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM Web site. An indexed recording of the call will be posted on the Investor Relations section of the Company's Web site within 2 hours of the call's completion. A replay of the call can be accessed via telephone for 24 hours beginning at 1:00 p.m. (ET) on 8/10/05 at: 1-888-286-8010
(domestic) or 1-617-801-6888 (international). Enter replay pass code
#: 86425906.


               1-800-FLOWERS.COM, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                                    July 2,   July 3,
                                                     2006      2005
                                                   --------- ---------
                                                 (unaudited)
Assets
Current assets:
     Cash and equivalents                          $ 24,599  $ 39,961
     Short-term investments                               -     6,647
     Receivables, net                                13,153    10,619
     Inventories                                     52,954    28,675
     Deferred income taxes                           17,427    10,219
     Prepaid and other                                6,063     5,289
                                                   --------- ---------
     Total current assets                           114,196   101,410

Property, plant and equipment, net                   59,732    50,474
Goodwill                                            131,475    63,219
Other intangibles, net                               29,822    14,215
Deferred income taxes                                 6,224    17,161
Other assets                                          5,519     5,473
                                                   --------- ---------
    Total assets                                   $346,968  $251,952
                                                   ========= =========

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses         $ 62,654  $ 57,121
     Current maturities of long-term debt and
      obligations under capital leases               10,694     2,597
                                                   --------- ---------
     Total current liabilities                       73,348    59,718

Long-term debt and obligations under capital
 leases                                              78,063     3,347
Other liabilities                                     2,374     2,553
                                                   --------- ---------
     Total liabilities                              153,785    65,618
Total stockholders' equity                          193,183   186,334
                                                   --------- ---------
Total liabilities and stockholders' equity          346,968  $251,952
                                                   ========= =========


               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
             Consolidated Statements of Income (Unaudited)
               (In thousands, except for per share data)

                                Three Months Ended     Year Ended
                               ------------------- -------------------
                                July 2,   July 3,   July 2,   July 3,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Net revenues:
 Online                        $124,372  $108,492  $430,285  $360,902
 Telephonic                      60,670    60,349   275,716   259,929
 Retail/fulfillment              26,088    17,277    75,740    49,848
                               --------- --------- --------- ---------
   Total net revenues           211,130   186,118   781,741   670,679

Cost of revenues                126,778   111,737   456,097   395,028
                               --------- --------- --------- ---------
Gross profit                     84,352    74,381   325,644   275,651

Operating expenses:
 Marketing and sales             60,287    50,389   239,573   198,935
 Technology and development       5,083     4,201    19,819    14,757
 General and administrative      11,804    10,152    43,978    35,572
 Depreciation and amortization    4,555     3,473    15,765    14,489
                               --------- --------- --------- ---------
   Total operating expenses      81,729    68,215   319,135   263,753
                               --------- --------- --------- ---------

Operating income                  2,623     6,166     6,509    11,898

Other income (expense):
  Interest income                   430       463     1,260     1,690
  Interest expense               (1,114)     (100)   (1,407)     (481)
  Other                               6        60         6       140
                               --------- --------- --------- ---------
Total other income (expense),
 net                               (678)      423      (141)    1,349
                               --------- --------- --------- ---------
Income before income taxes        1,945     6,589     6,368    13,247
Income taxes                       (928)   (2,688)   (3,181)   (5,398)
                               --------- --------- --------- ---------
Net income                     $  1,017  $  3,901  $  3,187  $  7,849
                               ========= ========= ========= =========

Basic and diluted net income per
 common share                  $   0.02  $   0.06  $   0.05  $   0.12
                               ========= ========= ========= =========
Weighted average shares used in
 the calculation of net income
 per common share:
  Basic                           65,145    65,798    65,100    66,038
                               ========= ========= ========= =========
  Diluted                         66,535    66,947    66,429    67,402
                               ========= ========= ========= =========

Calculation of Net Income before Share-Based Compensation Expense to GAAP Net Income:

Net income                     $  1,017  $  3,901  $  3,187  $  7,849
Add: Share-based compensation
 expense                            951         -     3,216         -
                               --------- --------- --------- ---------
Net (loss) income before share
 based compensation expense    $  1,968  $  3,901  $  6,403  $  7,849
                               ========= ========= ========= =========
Basic net (loss) income per
 common share before share based
 compensation expense          $   0.03  $   0.06  $   0.10  $   0.12
                               ========= ========= ========= =========
Diluted net (loss) income per
 common share before share
 based compensation expense    $   0.03  $   0.06  $   0.10  $   0.12
                               ========= ========= ========= =========


               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
                 Consolidated Statements of Cash Flows
                            (In thousands)
                              (unaudited)
                                                      Years Ended
                                                  --------------------
                                                    July 2,   July 3,
                                                     2006      2005
                                                  ---------- ---------

Operating activities:
Net Income                                        $   3,187  $  7,849
Reconciliation of net income to net cash provided
 by operations:
 Depreciation and amortization                       15,765    14,489
 Deferred income taxes                                2,175     4,702
 Bad debt expense                                       476       270
 Stock based compensation                             4,336       192
 Other non-cash items                                   125         -
  Receivables                                         1,316      (655)
  Inventories                                        (9,106)   (6,345)
  Prepaid and other                                     685    (3,445)
  Accounts payable and accrued expenses              (2,262)  (10,953)
  Other assets                                       (1,714)    4,584
  Other liabilities                                    (579)     (259)
                                                  ---------- ---------

 Net cash provided by operating activities           14,404    10,429

Investing activities:
Purchase of investments                                   -   (93,946)
Proceeds from sale of investments                     6,647   118,109
Acquisitions, net of cash acquired                  (98,086)  (50,965)
Capital expenditures                                (20,491)  (13,334)
Other                                                     2       192
                                                  ---------- ---------

 Net cash used in investing activities             (111,928)  (39,944)
Financing activities:
Acquisition of treasury stock                        (1,324)   (9,813)
Proceeds from employee stock options/purchase plan      558     1,533
Excess tax benefits from share-base compensation         92         -
Proceeds from bank borrowings                        85,000         -
Repayment of notes payable and bank borrowings         (936)   (1,391)
Repayment of capital lease obligations               (1,228)   (1,677)
                                                  ---------- ---------

Net cash provided by (used in) financing activities  82,162   (11,348)
                                                  ---------- ---------

Net change in cash and equivalents                  (15,362)  (40,863)
Cash and equivalents:
 Beginning of period                                 39,961    80,824
                                                  ---------- ---------

 End of period                                    $  24,599  $ 39,961
                                                  ========== =========

    CONTACT: 1-800-FLOWERS.COM, Inc.
             Investors:
             Joseph D. Pititto, 516-237-6131
             invest@1800flowers.com
             or
             Media:
             Steven Jarmon, 516-237-4675
             sjarmon@1800flowers.com